Offer to Purchase for Cash

by

AUSTRALIA ACQUISITION CORP.

of

Up to 5,887,999 Shares of its Common Stock

at a Stock Purchase Price of $10.10 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 12, 2012, UNLESS THE OFFER IS EXTENDED.

If you support our proposed Business Transaction, do not tender your Common Shares in this Offer

September 11, 2012

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase, dated September 11, 2012 (the “Offer to Purchase”), and the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Company”), to purchase up to 5,887,999 shares of its common stock, $0.001 par value (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $59,468,790, on the terms and subject to the conditions of the Offer.

All Common Shares validly tendered before the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Company at the Purchase Price, on the terms and subject to the conditions of the Offer. Consistent with a condition of the Offer, the Company may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Common Shares not purchased will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Common Shares; Purchase Price; No Proration” and “— Procedures for Tendering Shares” in the Offer to Purchase.

If more than 5,887,999 Common Shares are validly tendered and not properly withdrawn, the Company will terminate or extend the Offer. If the Company terminates the Offer, it will be unable to consummate the Share Exchange. If the number of Common Shares properly tendered is less than or equal to 5,887,999 Common Shares and the Share Exchange Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the other conditions of the Offer, purchase all Common Shares so tendered.

We are the owner of record of Common Shares held for your account. As such, we are the only ones who can tender your Common Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Common Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 5,887,999 Common Shares of the Company’s common stock.

•	The Offer is for a maximum aggregate Purchase Price of $59,468,790.

•	You may tender your Common Shares at a purchase price of $10.10 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition (as defined in the Offer to Purchase) and the Share Exchange Condition and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 5:00 p.m., New York City time, on Monday, October 12, 2012, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to 5:00 p.m., on Monday, October 12, 2012, unless the Company extends the Offer.

•	Tendering stockholders who are registered stockholders or who tender their Common Shares directly to Continental Stock Transfer & Trust Co. will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees under the Offer.

•	You may not tender your units comprised of Common Shares and warrants. If you desire to tender the Common Shares included in such units, you must separate the Common Shares and warrants prior to tendering the Common Shares.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Common Shares, we will tender all your Common Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, October 12, 2012, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Common Shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s board of directors has (i) approved making the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of the Company and if consummated would constitute its initial business transaction pursuant to the Company’s articles of association. If you tender your Common Shares into the Offer, you will not be a shareholder of the Company after the Share Exchange and therefore, the Company’s board of directors recommends that you do not accept the Offer with respect to your Common Shares. Stockholders must make their own decision as to whether to tender their Common Shares and, if so, how many Common Shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. Stockholders should discuss whether to tender their Common Shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash dated July 17, 2012 by

AUSTRALIA ACQUISITION CORP.

of

Up to 5,887,999 Shares of its Common Stock

at a Stock Purchase Price of $10.10 Per Share

If you support our proposed Business Transaction, do not tender your Common Shares in this Offer

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 17, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Company”), to purchase up to 5,887,999 shares of its common stock, $0.001 par value per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $59,468,790, on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Common Shares indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned:

                              Common Shares*

* Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

☐  The tendered Common Shares represent all Common Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

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Taxpayer Identification or Social Security Number:

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Date: